                                                       Exhibit 99

April 28, 1997 -    THE ST. PAUL COMPANIES' OPERATING EARNINGS
                    REACH NEW 1ST-QUARTER RECORD OF $130.2 MILLION

St. Paul, Minn. - The St. Paul Companies (NYSE:SPC) reported record first-quarter operating earnings of $130.2 million for first-quarter 1997, or $1.43 per share, compared with first-quarter 1996 operating earnings of $113.2 million, or $1.23 per share.

     Net income of $124.5 million, or $1.37 per share, for the first quarter, compared with $128.8 million, or $1.40 per share, for the first quarter of 1996. Net income included after-tax realized investment gains of $62.1 million, or $0.67 per share, for the first quarter of 1997, compared with $31.2 million, or $0.34 per share, for the first quarter of 1996.

     "I'm pleased with the strength of our first-quarter operating earnings," said Douglas W. Leatherdale, chairman and chief executive officer.

     "Despite highly competitive market conditions, our focused and disciplined underwriting approach, the addition of Northbrook to our operations and the absence of catastrophes all contributed to solid performance for the first quarter," Leatherdale said.

Consolidated Financial Position
-------------------------------

     Consolidated assets of The St. Paul Companies as of March 31, 1997, were $20.4 billion, compared with $20.7 billion as of Dec. 31, 1996. Common shareholders' equity was $3.9 billion at the end of the first quarter, compared with $4.0 billion on Dec. 31, 1996. Book value per common share on March 31, 1997, was $46.51, compared with $47.93 on Dec. 31, 1996.

                   THE ST. PAUL COMPANIES
             CONSOLIDATED FIRST-QUARTER RESULTS

Three months ended March 31               1997            1996
---------------------------               ----            ----

Revenues                        $1,557,203,000   $1,329,891,000

Pretax Operating Earnings
Underwriting                      $148,059,000     $130,939,000
 Investment Banking-
   Asset Management                $22,704,000       21,567,000
Parent and Other                   (21,145,000)     (22,938,000)
                                 -------------    -------------
Total pretax operating earnings   $149,618,000     $129,568,000

Income Tax Expense                 $19,450,000      $16,401,000

Operating Earnings                $130,168,000     $113,167,000
 Per Common Share (Fully Diluted)        $1.43            $1.23

Realized Investment Gains,
  Net of Taxes                     $62,131,000      $31,244,000
 Per Common Share (Fully Diluted)        $0.67            $0.34

Discontinued Operations,
  Net of Taxes                    ($67,750,000)    ($15,590,000)
 Per Common Share (Fully Diluted)       ($0.73)          ($0.17)

Net Income                        $124,549,000     $128,821,000
 Per Common Share (Fully Diluted)        $1.37            $1.40


            FIRST-QUARTER UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Three months ended March 31               1997             1996
---------------------------               ----             ----

Written premiums                $1,029,220,000     $934,611,000

Net investment income             $218,269,000     $188,903,000

Combined ratio                           107.5            106.1


The St. Paul Companies, headquartered in St. Paul, Minn., is a group of companies providing property-liability insurance products and services worldwide.